Exhibit 16.1

July 20, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of ValueClick, Inc.’s Form 8-K dated July 15, 2005, and have the following comments:

1.	We agree with the statements made in (a)(i), (a)(ii), (a)(iv) and the last sentence of (a).

2.	We have no basis on which to agree or disagree with the statements made in (a)(iii) and (b).

Very truly yours,

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California